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                                                      EXHIBIT 23



The Board of Directors and Stockholders
Carter-Wallace, Inc.

We consent to incorporation by reference in the registration statement (No. 333-00499) on Form S-8 of Carter-Wallace, Inc. of our reports dated May 6, 1996, relating to the consolidated balance sheets of Carter-Wallace, Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended March 31, 1996, and related financial statement schedule which reports appear in the March 31, 1996 annual report on Form 10-K of Carter-Wallace, Inc.


                                        KPMG Peat Marwick LLP



New York, New York
June 18, 1996